Exhibit 10.6

CONTRACT

BSC, INC

AND

FIRST SECURITY BANK

LEXINGTON, KENTUCKY

CONTRACT

This agreement, made and entered into this 14th day of November, 2005 by and between BSC, Inc. of 450 Old Vine Street, Lexington, Kentucky, hereinafter referred to as BSC and First Security Bank, Lexington, Kentucky, hereinafter referred to as First Security Bank.

WITNESSETH:

That for good and valuable consideration, the same being the mutual covenants contained herein, BSC and First Security Bank agree and contract as follows:

1. DESCRIPTION OF SYSTEM
BSC will provide “on-line” data processing service to First Security Bank in Lexington, using the Comprehensive Banking System (CBS) software licensed by FISERV, Inc. The software modules included in this system are:
a.	Common File Subsystem - A single, real time, on-line parameter file which controls all processing.
b.	Customer Information File Subsystem - A centralized file which automatically tracks and correlates all of a customer’s banking relationships.
c.	Proof of Deposit Subsystem - A central point of distribution and control for all monetary transactions.
d.	Transactions Subsystem - An integrated deposit system which handles the processing of all transaction-based deposit products, including Checking, Regular Savings, Club, NOW, Money Market, etc.
e.	Loan Subsystem - A combined subsystem which supports the automated processing of Real Estate, Commercial and Consumer Lending operation.
f.	Time Subsystem - A system for processing all investment or term-deposit accounts, Repurchase Agreements, etc.
g.	General Ledger Subsystem - An integrated accounting and financial control system designed to support the detailed information requirements of the entire organization.

2. DESCRIPTION OF SERVICES
The service provided by BSC will also include the following features:
a.
First Security Bank or BSC entry, update, and retrieval (by authorized employees) of data stored in a central processing unit located on BSC premises through the use of display stations and printers located at First Security Bank.

b.	An average response time for "on-line" users at First Security Bank display stations not to exceed eight seconds.
c.
On line communication access to the system is available during all workdays and regular work hours of First Security Bank. Processing times usually occur after normal work hours of First Security Bank. First Security Bank is responsible for informing BSC of their holiday and special weekend schedules.

d.
BSC begins daily processing in the late afternoon after regular banking hours for First Security Bank. It is First Security Bank’s responsibility to deliver their work to BSC to all BSC sufficient time for the daily capture, sorting, and processing of the proof and transmit items prior to the Federal Reserve deadline and pickup by the courier service. Work not received timely will be processed, however, it may not meet the current day deadline with the Federal Reserve. After transmission of all proof and transit items to the AS/400 to update all the subsystems, the daily processing begins.

e.
The ability to process data in batches, if desired, by Grant County Deposit Bank personnel, and to have high volume output, such as transaction listing and master listings, printed at BSC and delivered to Grant County Deposit Bank on an emergency basis.

f.	The utilization of data base management concepts and techniques built into the system software operating on the central processing unit.
g.	The maintenance of BSC’s standard backup and recovery procedures which

1)	Provide for off-site storage of backup versions of data files and programs,

2)	Ensure proper control of the status of data files and their activity since last backup,

3)	Provide for alternative location availability for computer operation in emergency situation, and

4)	Activate reconstruction procedures for data lost through hardware or software malfunction, operator error, or other unforeseen destruction.

h.
Transmit to First Security Bank’s ATM processor a current updated balance file after daily processing and receive daily transaction files from the processor for posting at the next scheduled processing cycle.

i.	The daily transmission of balance information to First Security Bank’s Internet Banking system
j.	The daily transmission of balance information to the Voice Response system
k.	Customer credit information on magnetic media to First Security Bank’s Credit Reporting Agency
l.	1098 and 1099 information on magnetic media to the Internal Revenue Service
m.	The receipt of Automated Clearing House items origination from other financial institutions.
n.
All data and information received from First Security Bank will be available for audit and review by any banking or governmental agency having supervision over First Security Bank, including internal or external auditors employed by First Security Bank. These audits and reviews may be conducted during BSC’s regular business hours.

o.	Processing priorities are controlled by the AS/400 operating system.
p.	Immediate Report availability at First Security Bank upon completion of daily processing.
q.	BSC’s customer service representatives will make notification of all system changes that will affect procedures and reports to First Security at least three days in advance of such changes

3. DESCRIPTION OF HARDWARE
The hardware BSC will use in order to provide this service will include the following:
a.	Located at BSC
1)	Central processing unit with magnetic disk, diskette, and tape storage,
2)	Multiple display stations
3)	Line printer

b.
Leased dedicating communication lines including necessary attachments at BSC and each location. Security for these dedicated communication lines is the responsibility of the communication company and BSC is responsible for the attachments.

4. MAINTENANCE
BSC will, at its expense, maintain all equipment furnished to First Security in good and proper working order with any necessary maintenance and repair performed in a timely fashion. In the event that repair of equipment named herein is necessary and the loss of use of said equipment during repair causes hardship to First Security Bank, BSC will furnish similar equipment on loan until the original equipment is restored to proper working order. BSC will provide for use of additional equipment if needed at BSC’s offices as alternate data entry stations.

5. COURIER SERVICE
First Security Bank shall provide for all courier service, when needed.

6. FEE SCHEDULE
First Security Bank agrees to pay to BSC the monthly fee of $12,000.00 for the performance of the above services rendered. If the costs to provide data transmission lines to First Security Bank increase by more than 25 percent during the life of this contract, then the amount that exceeds 25 percent may be billed to First Security Bank and an additional monthly charge.

7. TRAINING SERVICES
Training services shall be provided at BSC, for a fee of $400.00 per day. Training necessitated by new releases or updates by the software vendor are excluded from any additional charges. First Security Bank will not be limited as to the number of employees who may attend.

8. ADDITIONAL PROGRAMMING SERVICES
Programming service for major modifications or major additions to the above system shall be performed for a contracted fee not to exceed $60.00 per hour at the time such modifications or additions are defined.

9. DURATION AND TERMINATION
The period of this contract shall be for six consecutive months beginning with the date of this contract. First Security Bank may terminate this agreement after this period with one month written notice to BSC. BSC may terminate this agreement after this period with one month written notice to First Security Bank. In the event of termination by either party, BSC will provide all required First Security Bank data on standard magnetic media at no additional cost and First Security Bank will return all of BSC’s equipment to BSC. No monetary penalties will be imposed by BSC for termination as long as one month notice is given. In the event First Security Bank or BSC is merged or sold to another institution; receivership or bankruptcy will also require one month notice. This contract contains no provisions that would limit the ability of a regulator to arrange an orderly and reasonable conversion of data to another service provider or receiver. Should either party terminate this agreement without at least one month notice, then a termination fee may be assessed by the other party and it will be calculated at the rate of $12,000.00 per month for each remaining month of the required one month notice period. Licensed software and any related documentation will remain the property of BSC.

10. INSURANCE
BSC is covered under the standard business policy which includes errors and omission coverage with a liability limit of $1,000,000.00 and blanket employee dishonesty protections with a liability limit of $100,000.00.

11. SECURITY BREACH
BSC agrees to promptly notify First Security Bank when any malicious activity is suspected or known. Any security breach of policy and/or procedures will be immediately reported to First Security Bank and it will be the responsibility of First Security Bank to inform the proper authorities of such violations.

12. AUDITS AND DISASTER RECOVERY PLAN
BSC will provide First Security Bank, on an annual basis, a copy of the current year financial audit and Level 2 SAS-70 operation audit conducted by BSC’s independent third party CPA or CPA firm at no additional cost to First Security Bank. The Level SAS-70 operations audit will include the results of disaster recovery plan tests conducted at BSC. BSC will provide First Security Bank with a current copy of BSC’s Disaster Recovery Plan.

13. PROPRIETARY NATURE OF DATA
It is agree that all data and information furnished to BSC by First Security Bank are to be regarded by the parties as confidential and are to be held in confidence and safekeeping by BSC for the sole use of First Security Bank.

14. LIMITATION OF LIABILITY
BSC agrees to use due care in processing First Security Bank work, which care shall conform to proper data processing standards, BSC shall be responsible for correcting any errors which are due to machine malfunctions or programming error, provided that such errors are reported to BSC within 60 days of receipt of information by First Security Bank.

15.  This contract, and written amendments thereto, contain all the terms and conditions agreed upon by the hereto, and no other agreements, oral or otherwise, regarding the subject matter of this contract shall be deemed to exist or to bind any of the parties hereto. All previous communications, representations, warranties, promises, conditions, or agreements of any kind or nature whatsoever shall not be binding upon the parties unless incorporated into this contract without the other’s consent. BSC and First Security Bank may modify the contract terms with regard to the addition or deletions of applications or services with sixty days written notices. Changes in the monthly fee will be negotiated in good faith by both BSC and First Security Bank when the changes requirements are known. BSC and First Security Bank will not engage in negotiations involving the receipt of gifts, premiums, or bonuses for singing this contract. This contract covers and includes the entire agreement between the parties.

16.  This contract shall be governed by the laws of the Commonwealth of Kentucky both as to interpretation and performance.

        IN WITNESS WHEREOF, the parties hereto, individually and by their respective and duly authorized officers, have hereunto set their name.

BSC, INC.

By:	/s/ Michael A. Hunter

DATE:     8/19/05

First Security Bank

By:	/s/ R. Douglas Hutcherson
President & CEO